EXHIBIT 77C

COLUMBIA FRONTIER FUND, INC. - N-SAR EXHIBITS

RESULTS OF MEETING OF SHAREHOLDERS
COLUMBIA FRONTIER FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposals voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal are set forth below. A vote is based on total number of shares outstanding in the Fund.

Columbia Frontier Fund

PROPOSAL 1: To elect directors to the Board.*

                             SHARES VOTED "FOR"  SHARES VOTED "WITHHOLD"  ABSTENTIONS  BROKER NON-VOTES
                             ------------------  -----------------------  -----------  ----------------
01. Kathleen Blatz             11,387,125.540          464,892.609           0.000          0.000
02. Edward J. Boudreau, Jr.    11,396,237.279          455,780.870           0.000          0.000
03. Pamela G. Carlton          11,375,176.321          476,841.828           0.000          0.000
04. William P. Carmichael      11,380,584.985          471,433.164           0.000          0.000
05. Patricia M. Flynn          11,381,815.071          470,203.078           0.000          0.000
06. William A. Hawkins         11,394,367.777          457,650.372           0.000          0.000
07. R. Glenn Hilliard          11,386,352.713          465,665.436           0.000          0.000
08. Stephen R. Lewis, Jr.      11,368,598.166          483,419.983           0.000          0.000
09. John F. Maher              11,400,318.778          451,699.371           0.000          0.000
10. John J. Nagorniak          11,397,567.416          454,450.733           0.000          0.000
11. Catherine James Paglia     11,394,044.478          457,973.671           0.000          0.000
12. Leroy C. Richie            11,373,328.530          478,689.619           0.000          0.000
13. Anthony M. Santomero       11,385,300.027          466,718.122           0.000          0.000
14. Minor M. Shaw              11,400,326.759          451,691.390           0.000          0.000
15. Alison Taunton-Rigby       11,395,810.333          456,207.816           0.000          0.000
16. William F. Truscott        11,401,396.631          450,621.518           0.000          0.000

* All shares of Columbia Frontier Fund, Inc. are voted together as a single class for the election of directors.

PROPOSAL 2: To approve a proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC.

 SHARES VOTED "FOR"  SHARES VOTED "AGAINST"  ABSTENTIONS  BROKER NON-VOTES
-------------------  ----------------------  -----------  ----------------
   9,107,171.000          450,292.061        287,869.087    2,006,686.000

PROPOSAL 3: To approve a proposal to authorize Columbia Management Investment Advisers, LLC to enter into and materially amend subadvisory agreements in the future, with the approval of the Fund's Board, but without obtaining shareholder approval.

 SHARES VOTED "FOR"  SHARES VOTED "AGAINST"  ABSTENTIONS  BROKER NON-VOTES
-------------------  ----------------------  -----------  ----------------
    8,732,740.389          815,003.119       297,585.642    2,006,689.000